                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2)
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          BELL ATLANTIC CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          BELL ATLANTIC CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                           [BELL ATLANTIC LOGO]
- --------------------------------------------------------------------------------

                         NOTICE OF 1995 ANNUAL MEETING
                                 OF SHAREOWNERS

February 28, 1995

     The 1995 Annual Meeting of Shareowners of Bell Atlantic Corporation (the "Company") will be held at The Penn State Scanticon Conference Center Hotel, 215 Innovation Boulevard, Penn State Research Park, State College, Pennsylvania, on Friday, April 28, 1995, from 10 a.m. to approximately noon, for the following purposes:

        1.  To elect sixteen directors for the ensuing year;

        2. To ratify the appointment of independent accountants to audit the Company's accounts for the year 1995;

        3. To vote upon an amendment to the Bell Atlantic Stock Compensation Plan for Outside Directors; and

        4. To act upon such other matters, including shareowner proposals, as may properly come before the meeting.

     Holders of the Company's common stock of record at the close of business on February 28, 1995, will be entitled to vote at the Annual Meeting or any adjournment thereof. A list of such shareowners will be available for inspection by shareowners of record during regular business hours at the offices of Bell Atlantic - Pennsylvania, Inc., at 2525 Green Tech Drive, State College, Pennsylvania, for ten days prior to the date of the Annual Meeting. Any shareowner wishing to inspect the list should make an appointment to do so with the Vice President - Corporate Secretary and Counsel, Bell Atlantic Corporation, 1717 Arch Street, 32nd Floor, Philadelphia, Pennsylvania 19103.

     The Penn State Scanticon is accessible to all shareowners. A sign language interpreter will be provided if any shareowner so requests of the Vice President - Corporate Secretary and Counsel by April 7, 1995.




By Order of the Board of Directors

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

        PLEASE SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED
           ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL
         MEETING. SHAREOWNERS WILL BE ADMITTED TO THE ANNUAL MEETING
           UPON PRESENTATION OF PROOF OF OWNERSHIP. FOR SHAREOWNERS
             WHO OWN STOCK HELD BY BANKS, BROKERS, OR INVESTMENT
             PLANS, EXAMPLES OF PROOF OF OWNERSHIP WOULD INCLUDE
               A 1995 BROKERAGE STATEMENT OR A LETTER FROM THE
                               BANK OR BROKER.

                                PROXY STATEMENT

CONTENTS                                                                                   PAGE
- -----------------------------------------------------------------------------------------------

Voting Procedures                                                                             1
- -----------------------------------------------------------------------------------------------

Election of Directors                                                                         1
- -Item A on Proxy Card
- -----------------------------------------------------------------------------------------------

Ratification of Independent Accountants                                                       6
- -Item B on Proxy Card
- -----------------------------------------------------------------------------------------------

Amendments to the Bell Atlantic Stock Compensation Plan for Outside Directors                 6
- -Item C on Proxy Card
- -----------------------------------------------------------------------------------------------

Proposals of Shareowners                                                                      7
- -Items D, E, F, and G on Proxy Card
- -----------------------------------------------------------------------------------------------

Other Business                                                                               11
- -----------------------------------------------------------------------------------------------

Executive Compensation                                                                       11
- -----------------------------------------------------------------------------------------------

Submission of Shareowner Proposals and Director                                              20
Nominations for 1996 Annual Meeting
- -----------------------------------------------------------------------------------------------

Proxy Solicitation                                                                           20
- -----------------------------------------------------------------------------------------------

- -Items scheduled to be voted on at the Annual Meeting.




                           BELL ATLANTIC CORPORATION
                    1717 ARCH STREET, PHILADELPHIA, PA 19103

VOTING PROCEDURES---------------------------------------------------------------

     This proxy statement and the accompanying proxy card or proxy/voting instruction card (either, the "proxy card") are being mailed beginning on or about March 7, 1995, to holders of record of common stock, par value $1.00 per share, of Bell Atlantic Corporation (the "Company" or "Bell Atlantic") in connection with the solicitation of proxies by the Board of Directors for the Company's 1995 Annual Meeting of Shareowners. The record date for the Annual Meeting is the close of business on February 28, 1995. On that date, approximately 436,429,000 shares of common stock were outstanding, each of which is entitled to one vote at the Annual Meeting.
     When a proxy card is returned properly signed, the shares represented will be voted in accordance with the shareowner's directions. If the proxy card is signed and returned without directions, the shares will be voted as recommended by the Directors. A shareowner giving a proxy may revoke it at any time before it is voted at the Annual Meeting, by written notice to the Secretary, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting.
     The holders of one-third of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Assuming a quorum is present, the sixteen nominees for Director receiving the highest number of votes will be elected. For Items B, D, E, F and G, the affirmative vote of a majority of shares present in person or by proxy and voting on a matter is necessary for approval. For Item C, the proposal to amend the Bell Atlantic Stock Compensation Plan for Outside Directors, Securities and Exchange Commission rules specify that a majority of shares present in person or by proxy and entitled to vote is necessary for approval. Shares represented by proxies which are marked "abstain" for Items B, D, E, F and G on the proxy card and proxies which are marked to deny discretionary authority on other matters will not be included in the vote totals for those items and, therefore, will have no effect on the vote. Shares represented by proxies which are marked "abstain" for Item C will have the same effect as a vote "against" Item C. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.
     If a shareowner is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan ("DRSPP"), the proxy card covers the number of full shares registered in the name of the Company in the participant's plan account and will serve as voting instructions for such shares. If a shareowner is a participant in the Company's 1976 Employee Stock Ownership Plan ("1976 ESOP"), Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees), the proxy card will similarly serve as voting instructions for the trustees of those Plans, if accounts are registered in the same name. Shares in DRSPP and the 1976 ESOP cannot be voted unless the proxy card is signed and returned. If proxy cards representing shares in the two Savings Plans are not returned, those shares will be voted in the same proportion as the shares for which signed proxy cards are returned by other participants in those Plans.

ELECTION OF DIRECTORS-----------------------------------------------------------
ITEM A ON PROXY CARD

     Each of the sixteen nominees named on the following pages has been nominated for election as a Director of the Company to serve until the 1996 Annual Meeting of Shareowners, or until his or her successor has been duly elected and qualified. Each nominee is currently a Director. If so authorized, the persons named in the accompanying proxy card intend to vote for the reelection of each nominee. Shareowners who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card.
     If one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees will be unavailable to serve.
     There follows a brief description of each nominee's principal occupation and business experience, age, and directorships held in other corporations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
IDENTIFIED ON THE FOLLOWING PAGES.

- --------------------------------------------------------------------------------
NOMINEES
- ------------------
                 WILLIAM W. ADAMS, Retired Chairman of the Board, Armstrong
                 World Industries, Inc., since 1994; Chairman of the Board (1993-1994); President and Chairman of the Board (1988-1993). Director of Bell Atlantic since 1993. Director of Bell
                 Atlantic - Pennsylvania, Inc. (1986-1993). Age 60.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 WILLIAM O. ALBERTINI, Executive Vice President and Chief Financial Officer, Bell Atlantic Corporation, since February 1995; Vice President and Chief Financial Officer (1991-January
                 1995); Chairman, President and Chief Executive Officer, Bell Atlantic Enterprises International, Inc. (1989-1991). Director
                 of American Water Works Company, Inc.; Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since February 1995. Age 51.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 LAWRENCE T. BABBIO, JR., Vice Chairman, Bell Atlantic Corporation, since February 1995; Executive Vice President and Chief Operating Officer (1994-January 1995); Chairman, Chief Executive Officer and President, Bell Atlantic Enterprises International, Inc. (1991-1994); President and Chief Executive Officer, Bell Atlantic Mobile Systems, Inc. (1990-1991); Vice President, Engineering and Operations, Bell Atlantic Network Services, Inc. (1987-1990). Director of Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since February 1995. Age 50.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 THOMAS E. BOLGER, Chairman of the Executive Committee of the Board of Directors, Bell Atlantic Corporation, since 1983; Chairman of the Board (January-June 1989); Chairman of the
                 Board and Chief Executive Officer (1983-1988). Director of Ashland Oil, Inc. Age 67.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 FRANK C. CARLUCCI, Chairman, The Carlyle Group (merchant banking), since 1993; Vice Chairman (1989-1993). Secretary of Defense, United States of America (1987-1989). Director of Ashland Oil, Inc.; BDM International, Inc.; CB Commercial Holdings, Inc.; General Dynamics Corporation; Kaman
                 Corporation; Neurogen Corporation; Northern Telecom Ltd.; The Quaker Oats Co.; SunResorts Ltd.; Texas Biotechnology Corporation; The Upjohn Co.; Westinghouse Electric Corporation. Director of Bell Atlantic since 1989. Age 64.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 WILLIAM G. COPELAND, Chairman of the Board, Providentmutual Holding Company (insurance), since 1993. Chairman of the Board, Continental American Life Insurance Company of Delaware (1991-1993); Chairman of the Board and Chairman of the
                 Executive Committee (1988-1990); Chairman of the Board,
                 President and Chief Executive Officer (1984-1988). Director of PNC Bank Corp. Director of Bell Atlantic since 1983. Age 69.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JAMES G. CULLEN, Vice Chairman, Bell Atlantic Corporation,
                 since February 1995; President (1993-January 1995); President
                 and Chief Executive Officer, Bell Atlantic - New Jersey, Inc. (1989-1993). Director of First Fidelity Bancorporation; Prudential Life Insurance Company. Director of Bell Atlantic since February 1995. Age 52.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JAMES H. GILLIAM, JR., Executive Vice President and General Counsel, and Member of the Executive Committee, Beneficial Corporation (financial services), since 1992; Executive Vice President, General Counsel and Secretary (1989-1991). Director
                 of Beneficial Corporation; Beneficial National Bank; Delmarva Power & Light. Trustee of Howard Hughes Medical Institute. Director of Bell Atlantic since 1989. Age 49.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 THOMAS H. KEAN, President, Drew University, since 1990.
                 Governor, State of New Jersey (1982-1990). Director of Amerada Hess Corporation; ARAMARK Corporation; Beneficial Corporation; Fiduciary Trust Company International; United Healthcare Corporation. Director of Bell Atlantic since 1990. Age 59.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JOHN C. MAROUS, JR., Retired Chairman, Westinghouse Electric Corporation, since 1990; Chairman and Chief Executive Officer (1988-1990). Director of Connecticut Mutual Life Insurance Company; Consolidated Rail Corporation; Mellon Bank
                 Corporation. Director of Bell Atlantic since 1983. Age 69.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JOHN F. MAYPOLE, Managing Partner, Peach State Real Estate Holding Company, Corporate Director and Consultant, since 1984. Director of Blodgett Corporation; Briggs Industries, Inc.; Dan River, Inc.; Davies, Turner & Co.; Igloo Holdings, Inc.
                 Director of Bell Atlantic since 1983. Age 55.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JOSEPH NEUBAUER, Chairman of the Board, President and Chief Executive Officer, ARAMARK Corporation (services management), since 1984. Director of Federated Department Stores; First Fidelity Bancorporation; Penn Mutual Life Insurance Company. Director of Bell Atlantic since February 1995. Director of Bell Atlantic - Pennsylvania, Inc. (1986-February 1995). Age 53.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 THOMAS H. O'BRIEN, Chairman and Chief Executive Officer, PNC
                 Bank Corp., since 1992; Chairman, President and Chief Executive Officer (1988-1991); President and Chief Executive Officer (1985-1988). Director of PNC Bank Corp.; Hilb, Rogal and
                 Hamilton Company. Director of Bell Atlantic since 1987. Age 58.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 ROZANNE L. RIDGWAY, Co-Chair, The Atlantic Council of The
                 United States (a private foreign policy institute), since 1993; President (1989-1992). Assistant Secretary of State for Europe and Canada (1985-1989). Director of The Boeing Company;
                 Citicorp and Citibank; Emerson Electric Company; RJR Nabisco;
                 3M Company; Sara Lee Corporation; Union Carbide Corp. Director
                 of Bell Atlantic since 1990. Age 59.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 RAYMOND W. SMITH, Chairman of the Board and Chief Executive Officer, Bell Atlantic Corporation, since 1989; President and Chief Executive Officer (January-June 1989). Director of CoreStates Financial Corporation; USAir Group, Inc. Director of Bell Atlantic since 1985. Age 57.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 SHIRLEY YOUNG, Vice President, Consumer Market Development, General Motors Corporation, since 1988. Chairman, Grey
                 Strategic Marketing, Inc. (1988-1990). Director of Promus Companies; The Bombay Company, Inc.; Consultant Director of Dayton Hudson Corporation. Director of Bell Atlantic since
                 1986. Age 59.
- ------------------

- --------------------------------------------------------------------------------

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors (the "Board") held ten meetings in 1994. The Board has established an Executive Committee, an Audit Committee, a Human Resources Committee, a Finance Committee, and a Committee on Directors.
     The Executive Committee, which met once in 1994, has the authority during the intervals between meetings of the Board to exercise the powers of the Board, except for certain powers reserved exclusively to the Board. Messrs. Bolger (Chair), Copeland, Kean, Marous, Maypole, and Smith are the current members of the Committee.
     The Audit Committee, which met six times in 1994, is responsible for periodically reviewing the objectivity and results of audit programs of the Company, recommending to the Board each year the firm of independent accountants for appointment as auditors for the Company, meeting with the independent auditors to consider the scope of their activities and findings, meeting with appropriate officers of the Company to consider the Company's internal audit program and findings, overseeing the Company's Integrity and Ethics Compliance Program, and considering such other matters relating to the effectiveness of the internal and external audits of the accounts of the Company as the Committee may determine to be warranted. Messrs. Copeland (Chair), Adams, and Gilliam, and Ms. Ridgway are the current members of the Committee.
     The Human Resources Committee, which met five times in 1994, is responsible for overseeing the management of human resources activities of the Company, including the determination of compensation for senior management and the design of pension, savings and certain other employee benefit plans. Messrs. Marous (Chair), Kean, and Maypole, and Ms. Young are the current members of the Committee.
     The Finance Committee, which met five times in 1994, is responsible for making recommendations to the Board concerning investment policy and methods of financing the operations of the Company and its subsidiaries, overseeing investments of the Company's employee benefit plans, and assisting the Company in the development and evaluation of new business ventures. Messrs. Maypole (Chair), Bolger, Carlucci, Copeland, Kean, and O'Brien are the current members of the Committee.
     The Committee on Directors, which met three times in 1994, is responsible for recommending candidates for nomination to the Board and reviewing and making recommendations regarding compensation of Directors who are not employees of the Company ("Outside Directors"). The Committee is authorized to consider nominees recommended by shareowners. Shareowners who wish to propose director candidates for consideration by the Committee may do so by writing to the Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Kean (Chair), Copeland, Gilliam, and Maypole, and Ms. Young are the current members of the Committee.
     The Directors attended over 95 percent of their Board and assigned Committee meetings in the aggregate in 1994.

COMPENSATION OF OUTSIDE DIRECTORS

     All Outside Directors receive an annual retainer of $27,000 and a fee of $1,250 for each Board and Committee meeting attended. Committee chairpersons are paid an additional annual retainer of $5,000. Directors who are employees receive no remuneration for serving as members of the Board or as members of Committees of the Board.

     Pursuant to the Bell Atlantic Stock Compensation Plan for Outside Directors ("Stock Compensation Plan for Outside Directors"), each Outside Director received a grant of a number of shares of Company stock having a value equal to $5,000 in July 1994. Shareowners are being asked to approve an amendment to the Stock Compensation Plan for Outside Directors which would replace the annual grant of Company stock with an annual grant of options to purchase 1,000 shares of Company stock.
     Directors may elect to defer the receipt of all or a part of their fees and retainers under the Bell Atlantic Deferred Compensation Plan for Outside Directors ("Outside Directors' Deferral Plan"). Amounts so deferred may be allocated to a cash deferral account, which earns interest, compounded monthly, at a rate determined by reference to 10-year United States Treasury notes, or to a stock deferral account, which is credited with share equivalents of Company stock having a value equal to the amount deferred, and which accrues additional shares of Company stock based on dividends paid, or divided between the two accounts. Outside Directors also are furnished life insurance coverage and business-related travel accident insurance. The aggregate premiums paid by the Company for such insurance coverage in 1994 were approximately $5,386.
     The Bell Atlantic Retirement Plan for Outside Directors provides retirement benefits for Outside Directors. To be eligible for a benefit, a Director must have served for an aggregate of five years as an Outside Director on the Board of the Company or on the board of directors of a subsidiary telephone company. The normal benefit is an annual amount equal to 10 percent of the annual Board retainer payable to a Director at the date of retirement, multiplied by the Director's aggregate years of service as an Outside Director up to a maximum of 10 years. A Director is eligible to receive a retirement benefit at the later of age 65 or the date of retirement. Benefits beginning before age 65, or deferred to age 70, are actuarially adjusted.
     In 1989, the Board adopted the Bell Atlantic Corporation Directors' Charitable Giving Program, pursuant to which the Company is obligated to contribute an aggregate of $500,000 to one or more charitable organizations or educational institutions designated by Directors who meet certain eligibility requirements, upon the Director's death, either while serving on the Board or after retirement from the Board. Designated donees are subject to Company review. The Program was discontinued, effective for Directors elected after 1992.

RATIFICATION OF INDEPENDENT ACCOUNTANTS-----------------------------------------
ITEM B ON PROXY CARD

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants to conduct an audit of the accounts of the Company for the year 1995. If the appointment is not ratified by shareowners, the Audit Committee may reconsider its recommendation. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1995.

AMENDMENTS TO THE BELL ATLANTIC STOCK COMPENSATION
PLAN FOR OUTSIDE DIRECTORS------------------------------------------------------
ITEM C ON PROXY CARD

     At Bell Atlantic's 1991 Annual Meeting, shareowners of the Company voted to approve the Bell Atlantic Stock Compensation Plan for Outside Directors (the "Plan"), which provides for an annual grant to each Outside Director of Company stock having a value of $5,000. Shareowners are being asked to approve an amendment to the Plan which would replace this annual grant of stock with an annual grant of options to purchase 1,000 shares of Company stock. The purpose of the amendment is to further align the interests of the Company's Outside Directors with the interests of the Company's shareowners. The amendment parallels changes made to executive compensation.
     Under the Plan, each Outside Director would receive an annual grant of non-qualified options to purchase 1,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant. Options will become exercisable on the first anniversary of the date of grant and will expire no later than the tenth anniversary of the date of grant. The Plan also provides for the acceleration of exercisability and expiration dates in the event of an Outside Director's death, disability or retirement. Options will be granted under the Plan automatically, and no action by the Board will be required. On January 23, 1995, each Outside Director was granted options to purchase 1,000 shares of Company stock, subject to shareowner approval. This amendment would increase annual compensation for each Outside Director by approximately $4,300, based on a Black-Scholes valuation performed in mid-1994. This represents the first increase in Outside Director compensation since 1991.
     There are no tax consequences to the Outside Director or the Company upon the grant of a stock option. On exercising an option, the Outside Director will realize ordinary income to the extent the market value of the stock exceeds the exercise price, and the Company may claim a tax deduction of like amount.
     The Board may amend the Plan at any time, including the number of options to be automatically granted under the Plan; provided, however, that any amendment will be submitted for shareowner approval if, in the opinion of counsel, such approval is necessary to continue the exemption of grants under the Plan from the short-swing trading provisions of Section 16 of the Securities Act of 1934, or to preserve the status of the Outside Directors as "disinterested administrators" of the Company's executive compensation plans for purposes of Section 16.
     The closing price per share of the Company's common stock on February 15, 1995, as reported on the New York Stock Exchange Composite Tape, was $53 3/8.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSALS OF SHAREOWNERS--------------------------------------------------------
ITEM D ON PROXY CARD

     Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, DC 20037, who owns 120 shares of the Company's common stock, has stated that she intends to submit the following proposal at the Annual Meeting:
     "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Bell Atlantic specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.
     REASONS: In support of such proposed Resolution, it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 37,856,065 shares, representing approximately 12.9% of shares voting, voted FOR this proposal."

BOARD OF DIRECTORS' POSITION

     The Board does not believe that adoption of the proposal would impart any meaningful additional information to shareowners. The Board believes that the disclosure requirements of the Securities and Exchange Commission ("SEC") currently provide shareowners with sufficient information with respect to compensation matters. In accordance with SEC rules, the Company provides detailed information in its proxy statement regarding the compensation of its most highly compensated executive officers, including the terms and conditions of any contractual arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM E ON PROXY CARD

     Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, who owns 128 shares of the Company's common stock, has stated that he intends to submit the following proposal at the Annual Meeting:
     "STOCKHOLDERS OF PUBLICLY-OWNED CORPORATIONS DO NOT 'ELECT' DIRECTORS. Directors are selected by incumbent directors and managements -- stockholders merely 'RATIFY' or approve those selections much as they ratify selections of auditors.
     "The term 'Election of Directors' has been misused in corporate proxy materials for many years to refer to the process by which directors are empowered. The term is not only inappropriate -- it is misleading. WITH NO CHOICE OF CANDIDATES, THERE IS NO ELECTION.
     "Understandably, incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance -- which is assured by control of board composition. Unfortunately, the 'ELECTIVE PROCESS RIGHTS' of stockholders are being ignored.

     "Approval of this Corporate Governance proposal will provide Bell Atlantic stockholders with a choice of director candidates each year -- and an opportunity to vote for those whose qualifications and stated intentions they favor. ITS APPROVAL WILL PROVIDE STOCKHOLDERS WITH PROPERLY OR 'DULY' ELECTED REPRESENTATIVES.
     "Public office-holders are duly elected -- and are held accountable. Continuing in office depends upon satisfying constituents, not simply nominators. Corporate directors take office unopposed and answer only to fellow directors. Far too many directors divide their time between too many companies. Perhaps the 'pool' from which directors are selected should be expanded to include many younger highly-qualified business executives and more individuals with other backgrounds that fit them well to represent stockholders.
     "As long as incumbents are allowed to select and to propose only the number of so-called candidates as there are directorships to be filled, and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors, no practical means will exist for stockholders to bring about director turnover -- until this or a similar proposal is approved. Turnover is desirable because it reduces the possibility of inbreeding and provides sources for new ideas and new approaches to problems.
     "IT IS HEREBY PROPOSED THAT THE BOARD OF DIRECTORS, AT ITS NEXT REGULAR MEETING, ADOPT A RESOLUTION REQUIRING THE COMMITTEE ON DIRECTORS TO NOMINATE TWO CANDIDATES FOR EACH DIRECTORSHIP TO BE FILLED BY THE VOTING OF STOCKHOLDERS AT ANNUAL MEETINGS. IN ADDITION TO CUSTOMARY PERSONAL BACKGROUND INFORMATION, PROXY STATEMENTS SHALL INCLUDE A STATEMENT BY EACH CANDIDATE AS TO WHY HE OR SHE BELIEVES THEY SHOULD BE ELECTED.
     "Although Delaware law enables all nominees to be selected by incumbents, approval of this proposal would allow stockholders to replace any or all directors if they become dissatisfied with them or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors.
     "Any burden that a company may claim would be imposed upon it by having to provide a choice of able director candidates is far outweighed by the benefits that would accrue to its stockholders from a democratically-elected board -- a board composed of representatives willing to have their respective qualifications reviewed and weighed carefully by those whose interests they are to serve.
     "Please vote FOR this proposal."

BOARD OF DIRECTORS' POSITION

     The Committee on Directors, which is composed entirely of independent Directors, is the Committee of the Board responsible for recommending changes in the composition, size and organization of the Board of Directors that will enhance the effectiveness of the Board. The Committee carefully considers candidates who are both professionally qualified and legally eligible to serve as Directors of the Company. In addition to sound business judgment, independence and the willingness to devote the required time, the Committee considers factors such as education, geographic location, personal attributes and special expertise complementary to the background and experience of the Board as a whole. Based on its judgment as to which of those candidates will best serve the interests of the shareowners, the Committee makes its recommendations to the Board.
     The proposal would require that the Committee nominate twice as many candidates as there are positions to be filled. This requirement would compromise the Committee's responsibility to recommend only those individuals who would best serve the interests of the shareowners and hinder its ability to make recommendations based on the composition of the Board as a whole.
     The proponent states that the election of directors is not an "election" since the Company's proxy statement contains only candidates recommended by the Board. However, the proponent fails to state that shareowners are free to recommend candidates to the Committee on Directors for inclusion in the Board's slate of nominees. Subject to the notice provisions of the Company's by-laws, a shareowner may also nominate a candidate for director at the Annual Meeting of Shareowners. In addition, the proxy rules of the Securities and Exchange Commission ("SEC") provide a mechanism for a shareowner to solicit proxies to elect his or her own slate of directors.
     SEC rules require disclosure in the Company's proxy statement of certain background information regarding each nominee for Director. The Board does not believe that an additional personal statement by each candidate in the proxy statement would provide any additional meaningful information to shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM F ON PROXY CARD

     Mr. Harold and Mrs. Sheila Kurte, 2701 Edgewater Court, Fort Lauderdale, FL 33332, who own 984 shares of the Company's common stock, have stated that they intend to submit the following proposal at the Annual Meeting:
     "WHEREAS WE BELIEVE: The responsible governance of a corporation is directly related to the amount of time and attention that its directors devote to their duties.
     Shareholder interest is best served by a board whose directors can give fully of their talents to the management of this corporation.
     "AND WHEREAS: At present there exists at this corporation the condition where certain directors are obviously constrained in their ability to contribute their full attention to the duties entrusted to them by the shareholders of the corporation.
     In fact according to the 1994 Bell Atlantic Notice of Annual Meeting and Proxy Statement, one director of the corporation served as a director of no less than thirteen (13) other for profit corporations.
     "HEREBY BE IT RESOLVED: No member of the Bell Atlantic Board of Directors may serve on the board of five (5) other for profit corporations. All directors who serve on the board of more than five (5) other for profit corporations have until the 1996 annual meeting to resign from whichever board(s) they see fit. Failing to do so, a director is hereby declared ineligible to serve as a director of the corporation.

SUPPORTING STATEMENT

     We invite the company and its shareholders to endorse this proposal at the 1995 Bell Atlantic annual meeting. We feel that the adoption of this proposal will eliminate any conflicts, divided loyalties, etc. any director may have.
     We believe given the number of board and committee meetings held by a corporation, it does not behoove the best interests of either the company or its shareholders if its directors serve on the boards of more than a total of 6 for profit corporations.
     This proposal does not serve to restrict the ability of the corporation's directors of serving as trustees or directors of not for profit organizations (i.e. charities), but hereby encourage it by recognizing the importance of community involvement.

BOARD OF DIRECTORS' POSITION

     The Board believes that the number of other board memberships is not a reliable measure of an individual's level of dedication and contribution to the Bell Atlantic Board. Several of the current members of the Board also serve on the boards of five or more other corporations, and their record of attendance and participation is exemplary. Each of the Company's nominees for director is fully committed to doing all that is necessary, including devoting unlimited amounts of time, to fulfill his or her legal and fiduciary obligations to the Company's shareowners. These nominees have a proven record of meeting this commitment, and there is nothing in the record of any Board member to support the argument that serving on more than five other boards hampers effectiveness.
     The Committee on Directors of the Board of Directors, in making its recommendations to the Board regarding Director candidates, examines an individual's ability to exercise sound business judgment, reputation for independence of thought and integrity, and his or her willingness to devote the time required to be an effective representative of the shareowners. In determining whether an individual possesses the willingness and ability to devote the time required, the Committee examines the totality of each individual's commitments, including service on other boards and the time demands of the individual's present employment. The Committee also examines the record and reputation of the prospective candidate for meeting commitments and obligations. Without exception, the Committee on Directors has recommended only those candidates fully able to meet the commitment to Bell Atlantic.
     With respect to the argument that a larger number of outside directorships relates in some measure either to a diminished capacity to exercise independence of thought or increased risk of a conflict of interest, the record simply does not support such an argument. The Company carefully monitors other board memberships of each of its Directors and, on the rare occasion when a matter comes before the Board that involves a company on whose board a Bell Atlantic Director is a member, the Board member is excused from the meeting and does not participate in any discussion or vote. Furthermore, the Board believes that independence is not a function of how many boards -- whether profit or non-profit -- on which a person sits, but rather the individual's capacity for independent thought and action and willingness to express a point of view in board deliberations. In other words, independence is a function of character, not of the quantity of other associations.
     Finally, the Board believes that by setting an arbitrary limit on service on other boards, the proposal would put the Company at a competitive disadvantage in developing the Bell Atlantic Board to its full potential. It would limit the potential candidate pool and hinder the Board's ability to enhance its effectiveness through the diversity of experience of each of its members. The experience of Board members gained through service on the boards of other corporations is an asset, not a liability, for our Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM G ON PROXY CARD

     Central Pension Fund of the International Union of Operating Engineers and Participating Employers, which owns 85,180 shares of the Company's common stock, has stated that it intends to present the following proposal at the Annual
Meeting:
     "BE IT RESOLVED: That the shareholders of Bell Atlantic Corporation ("Company") request that the Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval.
     The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to shareholders of the corporation -- the owners who elect them, and not to management.
     We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside or independent Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, the Company has established a retirement or pension plan for non-employee Directors with at least five years of service who will receive an annual retirement benefit for life up to the amount of the annual Board retainer in effect at the time of the Director's retirement from the Board, calculated at 10% of the annual retainer paid at the date of retirement multiplied by the Director's aggregate years of service up to a maximum of 10 years (or 100%). That retainer is now a generous $27,000. Directors are also entitled to expense reimbursements.
     While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which may equal 100% of the Director's annual retainer, has the pernicious effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy while being accountable only to themselves, and not the company's owners. We believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management which is critical to the proper functioning of the Board.
     Because of our strong concern for maximizing the ability of Boards of Directors to act in the shareholder's interest, we feel that the long-term best interests of the Company are not well served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" at this Company or any others.
     We urge your support for this proposal."

BOARD OF DIRECTORS' POSITION

     The Committee on Directors is responsible for reviewing and making recommendations regarding Board compensation. The Committee seeks to recommend compensation that is aligned with the Corporation's goals and objectives; that is consistent with the Corporation's size, stature, culture and industry; and that will support the goals of attracting and retaining appropriate Directors.

     The Board believes that its total Director compensation package is appropriate for the Company and strongly rejects the inference that the retirement component of Director compensation in any way compromises the Directors' obligation to act in the best interests of the Company's shareowners.
     Bell Atlantic's policies and practices are consistent with all significant trends in Board compensation: providing a combination of retainer, meeting fees and stock; providing a retirement plan for its outside Directors; and increasing the stock component of compensation. The level of the cash retainer for outside Directors, which determines the level of pension benefits, has not been increased since 1990. Consistent with recent trends in other large corporations, the Company has increased the emphasis on Company stock as a component of Director compensation. All of the Company's stock compensation plans for its outside Directors have been approved by shareowners.
     The elimination of retirement benefits would put the Company at a competitive disadvantage in attracting and retaining Directors that are highly qualified and possess a broad range of experience. A recent study of trends and practices at 100 major companies conducted by Spencer Stuart reported that 79 of the 100 companies surveyed provided directors with retirement benefits. A study by Korn Ferry of compensation practices at large industrial companies with revenues of at least $5 billion found that 84% of the companies surveyed had a pension plan for outside directors. Also, the provision of retirement benefits helps attract candidates who are self-employed or are employed by non-profit institutions that are unable to offer pension benefits that are competitive with those in the corporate environment.
     Retirement benefits are simply a form of deferred compensation earned for services performed as a Director. While it may be true that some Directors have earned the right to receive pension benefits at other corporations, this does not in any way diminish the value of the Director's service and contribution to Bell Atlantic Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER BUSINESS------------------------------------------------------------------

     The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

EXECUTIVE COMPENSATION----------------------------------------------------------

       REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     This report is made by the Human Resources Committee of the Board of Directors of Bell Atlantic Corporation (the "HRC"), which is the committee charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. In the case of those executive officers who are also members of the Board of Directors, the HRC makes recommendations which are subject to approval by non-employee members of the Board.

PHILOSOPHY

     Compensation of executive officers of the Company is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The companies that are included in the comparative analysis of compensation include not only the companies characterized as the "peer group" on page 19 of this statement, but approximately 40 to 60 other companies considered by independent consultants to be appropriate for comparison, based on such factors as revenues and number of employees.
     Each executive officer's compensation is based upon both individual and Company performance. The compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial results and in total return to shareowners over both the short term and the long term. The plans are also designed to align the interests of the Company's executives and its shareowners by providing for payment of a significant portion of incentive compensation in the form of Company stock or stock options. Thus, the amount of value generated for the Company's shareowners is a key factor in determining the value ultimately realized by executive officers under the plans.

COMPENSATION STRUCTURE

     As may be seen from the Summary Compensation Table (the "Summary Table") included on page 15, the compensation of executive officers consists of four principal parts. As more fully described below, three of the four components are at risk, meaning that the ultimate value of the total compensation depends on factors which include company financial performance, individual performance, and stock price. The fourth component, salary, once established, is not subject to contingency. The HRC regularly reviews each component of executive compensation.
     The HRC annually considers whether to adjust the stated salary midpoint for each of the salary grades applicable to executive officers, usually adjusting each salary grade by the same percentage. The HRC furthermore determines for each salary grade, from time to time, an appropriate target short term incentive bonus under the Company's Short Term Incentive Plan (the "STIP"), derived as a percentage of the salary grade midpoint. The applicable percentage increases from the lower end of the salary grade range up to the salary grade assigned to the Chief Executive Officer.
     In 1990, the HRC established an appropriate aggregate dollar value for long term incentive compensation for each salary grade, consisting of grants of performance shares and stock options under the Company's Performance Share Plan and the Stock Option Plan. This aggregate amount for each salary grade was calculated as a percentage of short term cash compensation, consisting of the salary grade midpoint and the target short term award, and was based on comparative market surveys of long term incentive compensation. Once again, the applicable percentage increases at higher salary grades.
     In 1990, the HRC, in order to determine the number of options to grant by salary grade, relied upon an independent survey of long term incentive compensation at 35 major U.S. industrial companies with revenues comparable to the Company's, and a valuation model for stock options which was recommended by an independent compensation consultant. In 1991, the HRC approved a 1991-1995 target grant of performance shares, the dollar value of which was likewise based on the previously described market survey of long term incentive compensation and the value of the 1990 option grants.
     In 1994, the HRC decided to transition to the use of stock options as the sole component of long term compensation. The focus on stock options is designed to provide strong alignment between the interests of executives and shareowners. To determine the appropriate dollar value of options to grant by salary grade in 1994, the HRC relied upon a survey of long term compensation at approximately 35 major U.S. industrial companies with revenues comparable to the Company's. The HRC adopted the Black-Scholes method of valuation for determining the appropriate number of options to grant by salary grade.
     As a result of the approach described above, a substantial portion of the total compensation structure for executive officers is tied to stock performance, and an even greater portion of total compensation is at risk.

COMPONENTS OF COMPENSATION

     SALARY

     Salaries shown in Column (c) of the Summary Table represent the non-contingent portion of compensation for executive officers for 1994. Changes in salary depend upon such factors as individual performance, the period of time since the last change in the individual's salary or salary grade, whether the individual's current salary is in the lower, middle or upper third of the range for that grade, and the economic and business conditions affecting the Company at the time.

     BONUS

     The amounts shown under "Bonus" in Column (d) of the Summary Table were awarded to current executive officers, 80% in cash and 20% in deferred stock, pursuant to the STIP. Under the STIP, annual bonuses for executive officers depend upon growth in Earnings Per Share ("EPS") over the prior year; for certain executive officers employed by subsidiaries of the Company, bonuses also depend in part on financial and strategic accomplishments of the subsidiaries. Each executive officer's bonus may range from zero to a maximum amount determined by reference to the individual's salary grade.
     At the beginning of each performance year, the HRC establishes a set of "gateway" requirements involving service quality indicators ("SQIs"), and a schedule showing the extent to which bonuses will be reduced or eliminated based on achievement levels under approximately 20 SQIs. The SQIs measure customer satisfaction in specified customer groups for certain categories of service and reliability at periodic intervals throughout the year.
     The HRC also establishes a scale that permits a particular level of EPS growth to be converted into bonus amounts for executive officers at each salary grade. During the year, the HRC may decide to exclude from the determination of the applicable EPS growth the effects of such factors as changes in accounting methods or items considered extraordinary, unusual, or infrequently occurring. The HRC reviews the applicable EPS growth and potential adjustments at each of its meetings and reports regularly to the Board on any adjustments. The final outcome for the year, based on the EPS scale and SQI achievements levels, which is used to determine the STIP for the Chief Executive Officer is also used in determining amounts payable under the annual profit sharing plan applicable to approximately 70% of the Company's employees.
     In determining final STIP awards, the HRC may reduce or increase the award for each executive officer based upon individual performance, including significant strategic accomplishments and success in implementing the Company's quality improvement program, best cost principles, and other changes in the Company's corporate culture.
     From time to time, the HRC may make a special award to an executive officer, in addition to the STIP, for extraordinary achievement in furthering the Company's strategic goals.

     PERFORMANCE SHARES

     The amounts shown in Column (f) of the Summary Table as "Long Term Incentive Plan Payouts" represent the value of shares awarded under the Performance Share Plan. Awards may range from zero to a maximum number of shares linked to the executive officer's salary grade. Pursuant to the Performance Share Plan, the shares reflected in the Summary Table were awarded in January 1995, based upon a comparison of the total shareowner return on Company stock with the average (weighted by market capitalization at the beginning of the performance period) of the returns for the peer group (identified under "Stock Performance" on page 19) for the four-year interim performance period from 1991 through 1994. The shares awarded under the Performance Share Plan in January 1995 were the second of three annual installments that executive officers may receive for a performance period that will ultimately take account of cumulative performance over a five-year period from 1991 through 1995. Averaging procedures are used at the beginning and end of the performance period to ensure that awards are not distorted by temporary factors affecting the stock on a particular starting or ending date. As a result, the performance outcome under the Performance Share Plan may differ slightly from the comparative stock performance shown on the graph on page 19. Included in each installment under this plan are shares reflecting the quarterly dividends actually paid on Company stock during the performance period, treating such dividend amounts as though they were reinvested in shares of Company stock.
     Authority to make new grants under the Performance Share Plan expired in December 1994. The final award under the Performance Share Plan will be distributed in January 1996, and will be based on the 1991 through 1995 performance period.

     STOCK OPTIONS

     The last principal component of compensation arises from the Company's grant of stock options under the Company's Stock Option Plan. The HRC sets the number of options to be granted based on the recipient's salary grade. All options under the Plan are granted at fair market value, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's stock performance and bears a direct relationship to value realized by the Company's shareowners.
     As noted above, the HRC began the transition to the use of stock options as the sole component of long term compensation in 1994, and accordingly increased substantially the target value of annual option grants to be awarded at each salary grade. The HRC adopted the Black-Scholes valuation model to determine the appropriate number of options to grant according to salary grade. The HRC granted options to participants in the Stock Option Plan in January and June of 1994; the grant in June was made to reflect modifications in assumptions regarding volatility and projected dividend growth used in the Black-Scholes valuation performed in January.
     In addition, in order to support the adoption by the Company in 1994 of a new, aggressive, growth-oriented business strategy, the HRC made a special, one-time grant of stock options with performance-based features to a small number of the most senior executives to provide strong incentive to be successful in implementing the

Company's aggressive strategy. An independent compensation consultant assisted the HRC in determining the appropriate level of special option grants and the design of the options' performance-based features. One-fourth of the special options will be exercisable one year from the date of grant. The remaining three-fourths of the options are not exercisable until nine years from the grant date unless certain stock price hurdles are satisfied. One-fourth of the special options become exercisable on the first date on or after the first anniversary of the date of grant on which it is the case that for 30 successive trading days (during any period after the date of grant) the Company's stock price equaled or exceeded 125% of the exercise price of the options. One-fourth of the options contain a 150% hurdle and one-fourth contain a 175% hurdle. Each executive who received a special option grant in 1994 is subject to the stock ownership guidelines described below.

     STOCK OWNERSHIP GUIDELINES

     In 1994, the HRC adopted stock ownership guidelines for certain key executives. Under the guidelines, the Chief Executive Officer is expected to have an ownership interest in Company stock having a value of at least four times his or her annual salary. Other executives identified by the HRC are expected to have an ownership interest in Company stock having a value of at least three times his or her annual salary. Executives currently subject to the guidelines are expected to reach the minimum recommended ownership levels by October 1997. The HRC will monitor compliance with the stock ownership guidelines on an annual basis.

1994 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The plans and policies discussed above were the basis for the 1994 compensation of Raymond W. Smith, the Company's Chairman and Chief Executive Officer. Mr. Smith's 1994 compensation from salary, STIP and the Performance Share Plan was $2,010,800, a decrease of 18.0% from the $2,451,000 received in 1993.
     The annual salary shown for Mr. Smith for 1994 in Column (c) of the Summary Table reflects an increase of $33,500, or 4.1%, which took effect in May 1994. In setting the new salary level, the HRC took into account its evaluation of Mr. Smith's performance, the budgeted 4.0% merit increase for the Company as a whole, and his years of service at the same top salary grade.
     Mr. Smith's STIP award for 1994 was $778,700, out of a possible range of $0 to $1,004,600 established for him, and represented an 11.6% decrease from the $880,700 received in 1993. In determining the award, the HRC compared (a) the Company's EPS growth in 1994, after eliminating the financial consequences of certain extraordinary, unusual or infrequent events and changes in accounting methods, the most significant of which were the writedown of plant assets in connection with the discontinued application of FAS 71 and an accrual for separation payments under FAS 112, to (b) benchmarks established in January 1994, and reduced Mr. Smith's award by $25,000.
     Mr. Smith was awarded 8,008 Bell Atlantic shares under the Performance Share Plan for the 1991-1994 interim performance period, out of a potential range of zero to 47,290 shares, after taking account of dividends reinvested during the performance period. This award, worth $400,900 at the date of award, was based on a 30.59% cumulative total shareowner return on the Company's stock for the first four years of a five-year performance period, compared to the 42.16% average of the cumulative returns of the peer group identified on page 19 for the same period. The dollar value of the performance share award for 1991-1994 was 47.3% lower than the $761,400 value of the Performance Share award for the 1991-1993 interim performance period. The decrease was partially due to adjustments for amounts previously paid for the 1991-1993 interim performance period.
     As shown in the 1994 Option Table, the HRC granted Mr. Smith a total of 158,030 options as part of his regular, long term compensation. In addition, the HRC made a special grant to Mr. Smith of 790,150 options, three-fourths of which contain performance-based features as described above.

RECENT TAX LEGISLATION

     The HRC has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. In 1994, shareowners approved an amendment to the Stock Option Plan, the purpose of which was to qualify amounts paid under that plan as "performance-based" compensation which may be excluded from the compensation to be taken into account for purposes of the one million dollar limit. In the HRC's opinion, the modifications to the STIP which would be necessary to similarly qualify payments under the STIP would not be in the Company's best interest. The limitation under Section 162(m) had no impact on the Company in 1994, and is expected to have no impact in 1995.

                                Respectfully submitted,

                                Human Resources Committee
                                     John C. Marous, Jr., Chairman
                                     Thomas H. Kean
                                     John F. Maypole
                                     Shirley Young

COMPENSATION TABLES

     The following tables contain compensation data for the Chief Executive Officer, the four other most highly compensated executive officers, and one former executive officer.

                           SUMMARY COMPENSATION TABLE

 Dollars in Thousands


                                                                        Long Term Compensation
                                                Annual Compensation     ----------------------
                (a)                             -------------------        (e)          (f)            (g)
              Name and               (b)         (c)          (d)       Options/        LTIP        All Other
        Principal Position(1)        Year       Salary       Bonus      SARs (#)      Payouts     Compensation(2)
- -----------------------------------
 Raymond W. Smith                    1994       $831.2       $778.7      948,180      $  400.9      $     6.0
 Chairman and Chief                  1993       $808.9       $880.7       32,240      $  761.4      $    11.8
 Executive Officer                   1992       $743.2       $687.3       32,240      $1,129.3      $    35.8

 James G. Cullen                     1994       $398.9       $369.3      356,400      $   89.0      $     7.2
 Vice Chairman                       1993       $353.1       $338.4       15,680      $  169.1      $     5.7
                                     1992       $298.0       $295.0       10,040      $  225.9      $    18.0

 Lawrence T. Babbio, Jr.             1994       $310.0       $284.0      291,420      $   80.9      $   109.0(3)
 Vice Chairman                       1993       $253.6       $260.3       10,040      $  153.6      $    30.0
                                     1992       $239.4       $232.5       10,040      $  115.8      $    35.8

 William O. Albertini                1994       $293.4       $255.8      216,120      $   69.6      $     7.5
 Executive Vice President            1993       $253.0       $259.9       10,040      $  132.2      $    11.0
 and Chief Financial Officer         1992       $223.6       $186.5       10,040      $  156.0      $    11.1

 Stuart C. Johnson                   1994       $299.1       $255.8      216,120      $   36.2      $     7.5
 Group President -- Large            1993       $269.4       $219.1       10,040      $   68.7      $    48.7
 Business and Information
 Services, Bell Atlantic
 Network Services, Inc.
- -----------------------------------
 Former Executive Officer:
 Robert M. Valentini                 1994       $312.6       $593.8(4)    36,020      $   81.7      $ 1,759.9(5)
 Executive Vice President            1993       $307.3       $613.8       10,040      $  155.1      $    11.8
                                     1992       $292.9       $270.0       10,040      $  225.9      $    11.4
- -----------------------------------

(1) The titles listed for Messrs. Cullen, Babbio and Albertini were effective February 1, 1995. Their respective titles in 1994 were President, Executive Vice President and Chief Operating Officer, and Vice President and Chief Financial Officer.

(2) Company matching contributions to the Savings Plan for Salaried Employees for the year 1994 were $5,980 for Mr. Smith, $7,194 for Mr. Cullen, $7,500 for Mr. Babbio, $7,500 for Mr. Albertini, $7,500 for Mr. Johnson, and $7,500 for Mr. Valentini.

(3) Includes a payment of $1,490 under the Senior Manager Transfer Program and also includes the value of options to purchase shares of Grupo Iusacell, which was calculated as $100,000 using the minimum value method on the date of grant.

(4) In addition to Mr. Valentini's STIP award, the total includes a special award in the amount of $250,000.

(5) Includes $1,752,400 payable under the terms of an agreement described on page 20.

                             1994 OPTION/SAR GRANTS




                                         Individual Grants
- --------------------------------------------------------------------------------------------
                                     Number of
                                     Securities       % of Total
                                     Underlying        Options/    Exercise
                                    Options/SARs         SARs       or Base
                                      Granted         Granted to     Price      Expiration    Grant Date
                Name                    (#)            Employees   ($/Share)       Date        Value(6)
- --------------------------------------------------------------------------------------------   ----------
 Raymond W. Smith                      103,610(1,2)      1.90%     $ 55.6875      1/2004        $  965.7
                                        54,420(1,2)      1.00%     $ 54.2500      6/2004        $  507.2
                                       197,538(1)        3.63%     $ 54.2500      6/2004        $1,841.1
                                       197,538(3)        3.63%     $ 54.2500      6/2004        $1,841.1
                                       197,537(4)        3.63%     $ 54.2500      6/2004        $1,841.1
                                       197,537(5)        3.63%     $ 54.2500      6/2004        $1,841.1
                                    ----------       ---------                                 ---------
                                       948,180          17.42%                                  $8,837.3
                                    ==========       =========                                 =========
 James G. Cullen                        38,950(1,2)      0.72%     $ 55.6875      1/2004        $  363.0
                                        20,450(1,2)      0.38%     $ 54.2500      6/2004        $  190.6
                                        74,250(1)        1.36%     $ 54.2500      6/2004        $  692.0
                                        74,250(3)        1.36%     $ 54.2500      6/2004        $  692.0
                                        74,250(4)        1.36%     $ 54.2500      6/2004        $  692.0
                                        74,250(5)        1.36%     $ 54.2500      6/2004        $  692.0
                                    ----------       ---------                                 ---------
                                       356,400           6.54%                                  $3,321.6
                                    ==========       =========                                 =========
 Lawrence T. Babbio, Jr.                23,610(1,2)      0.43%     $ 55.6875      1/2004        $  220.1
                                         8,240(1,2)      0.15%     $ 54.1875      6/2004        $   76.8
                                        16,720(1,2)      0.31%     $ 54.2500      6/2004        $  155.8
                                        60,713(1)        1.11%     $ 54.2500      6/2004        $  565.8
                                        60,713(3)        1.11%     $ 54.2500      6/2004        $  565.8
                                        60,712(4)        1.11%     $ 54.2500      6/2004        $  565.8
                                        60,712(5)        1.11%     $ 54.2500      6/2004        $  565.8
                                    ----------       ---------                                 ---------
                                       291,420           5.33%                                  $2,715.9
                                    ==========       =========                                 =========
 William O. Albertini                   23,610(1,2)      0.43%     $ 55.6875      1/2004        $  220.1
                                        12,410(1,2)      0.23%     $ 54.2500      6/2004        $  115.7
                                        45,025(1)        0.83%     $ 54.2500      6/2004        $  419.6
                                        45,025(3)        0.83%     $ 54.2500      6/2004        $  419.6
                                        45,025(4)        0.83%     $ 54.2500      6/2004        $  419.6
                                        45,025(5)        0.83%     $ 54.2500      6/2004        $  419.6
                                    ----------       ---------                                 ---------
                                       216,120           3.98%                                  $2,014.2
                                    ==========       =========                                 =========
 Stuart C. Johnson                      23,610(1,2)      0.43%     $ 55.6875      1/2004        $  220.1
                                        12,410(1,2)      0.23%     $ 54.2500      6/2004        $  115.7
                                        45,025(1)        0.83%     $ 54.2500      6/2004        $  419.6
                                        45,025(3)        0.83%     $ 54.2500      6/2004        $  419.6
                                        45,025(4)        0.83%     $ 54.2500      6/2004        $  419.6
                                        45,025(5)        0.83%     $ 54.2500      6/2004        $  419.6
                                    ----------       ---------                                 ---------
                                       216,120           3.98%                                  $2,014.2
                                    ==========       =========                                 =========
 Robert M. Valentini                    23,610(1,2)      0.43%     $ 55.6875      1/2004        $  220.0
                                        12,410(1,2)      0.23%     $ 54.2500      6/2004        $  115.7
                                    ----------       ---------                                 ---------
                                        36,020           0.66%                                  $  335.7
                                    ==========       =========                                 =========

- --------------------------------------------------------------------------------

(1) Exercisable on first anniversary of grant date.

(2) Eligible for reload options.

(3) Exercisable in year ten of term or earlier if 25% stock price increase is maintained for 30 consecutive days.

(4) Exercisable in year ten of term or earlier if 50% stock price increase is maintained for 30 consecutive days.

(5) Exercisable in year ten of term or earlier if 75% stock price increase is maintained for 30 consecutive days.

(6) Black-Scholes calculation making the following assumptions: 5-year historic dividend yield; 5-year historic volatility; 10-year zero coupon bond rate as risk-free rate of return; and all options exercised at end of term.

                      1994 AGGREGATED OPTION/SAR EXERCISES
                         AND YEAR-END OPTION/SAR VALUES

- ------------------------------------------------------------------------------------------------------------------------
                                                             Number of Unexercised            Value of Unexercised
                                                            Options/SARs at Year-End          In-the-Money Options/
                                    Shares      Value            (# of Shares)               SARs at Year-End ($000)
                                 Acquired on   Realized   ----------------------------    -----------------------------
 Name                            Exercise(#)    ($000)    Exercisable    Unexercisable    Exercisable    Unexercisable
- ------------------------------------------------------------------------------------------------------------------------
 Raymond W. Smith                     0         $    0      151,470         948,180         $ 207.6            $0
 James G. Cullen                     922        $ 76.1       67,164         356,400         $ 310.3            $0
 Lawrence T. Babbio, Jr.              0         $    0       44,800         291,420         $ 182.8            $0
 William O. Albertini                478        $ 36.1       32,440         216,120         $  30.6            $0
 Stuart C. Johnson                    0         $    0       15,900         216,120         $  47.2            $0
 Robert M. Valentini                 708        $ 53.4       49,002          36,020         $ 136.3            $0
- ------------------------------------------------------------------------------------------------------------------------

BELL ATLANTIC PENSION PLANS

     The Company and several of its subsidiaries maintain a noncontributory, nonqualified pension plan known as the Bell Atlantic Senior Management Retirement Income Plan (the "Senior Management Retirement Plan") under which retirement benefits are payable to senior managers.
     The following table sets out the estimated annual target pension payable as a single life annuity under the Senior Management Retirement Plan for a senior manager age 60 or older, for various levels of final average pay and years of service:

- -----------------  --------------------------------------------------------------------------
  FINAL AVERAGE                                                     CREDITED YEARS OF SERVICE
       PAY                15              20             25               30               35
- -----------------  --------------------------------------------------------------------------
    $ 250,000       $ 75,000        $100,000       $118,750       $  137,500       $  150,000
      500,000        150,000         200,000        237,500          275,000          300,000
      750,000        225,000         300,000        356,250          412,500          450,000
    1,000,000        300,000         400,000        475,000          550,000          600,000
    1,250,000        375,000         500,000        593,750          687,500          750,000
    1,500,000        450,000         600,000        712,500          825,000          900,000
    1,750,000        525,000         700,000        831,250          962,500        1,050,000
    2,000,000        600,000         800,000        950,000        1,100,000        1,200,000
- -----------------  --------------------------------------------------------------------------

     Under the Senior Management Retirement Plan, a senior manager accrues a target pension in an amount equal to a percentage of "final average pay." This percentage factor increases with service, up to a maximum of 60 percentage points for a senior manager with 35 or more years of service. For purposes of calculating the target pension, "final average pay" means the average of a senior manager's base salary plus the Short Term Incentive Plan award for the highest five years of the final ten years of employment prior to retirement. The pension benefit payable under the Senior Management Retirement Plan is not subject to reduction for Social Security benefits, but is reduced dollar-for-dollar by the amount of the benefit paid from the trust of the qualified defined benefit pension plan in which the executive officer participates (either the Bell Atlantic Management Pension Plan or the Bell Atlantic Enterprises Retirement Plan, as described below; collectively, the "Qualified Pension Plans").
     The years of credited service under the Senior Management Retirement Plan, as of December 31, 1994, were: Mr. Smith, 35 years; Mr. Cullen, 30 years; Mr. Babbio, 28 years; Mr. Albertini, 27 years; and Mr. Johnson, 2 years.
     The Qualified Pension Plans are each noncontributory, qualified pension plans for salaried employees, including executive officers of the Company who are eligible to receive retirement benefits under the Senior Management Retirement Plan. Under the Qualified Pension Plans, retirement is mandatory at age 65 for certain executives, and retirement before age 65 can be elected if certain conditions are met. Annual pensions under the plans are computed on an adjusted career average pay basis. The applicable adjusted career average pay formula for senior managers is the sum of (i) 1.6% of the average pay for the five years ended December 31, 1991, plus (ii) 1.6% of pay subsequent to December 31, 1991, but in no event is the result to be less than the benefit accrued through June 30, 1994 under the prior adjusted career average formula. Pension amounts under the Qualified Pension Plans are not subject to reduction for Social Security benefits or other offset amounts. The Internal Revenue Code of 1986 places certain limitations on pensions which may be paid from the trusts of federal income tax qualified plans, including the Qualified Pension Plans. Pension amounts which exceed such limitations will be paid from Company assets under the Senior Management Retirement Plan.
     Assuming that the current officers listed in the Summary Table continue in their present positions at their current salaries until retirement at age 65, their estimated annual pensions under the applicable Qualified Pension Plans attributable to such salaries would be: Mr. Smith, $127,341; Mr. Cullen, $108,541; Mr. Babbio, $97,771; Mr. Albertini, $91,986; and Mr. Johnson, $37,466.
Mr. Valentini's actual annual pension under his Qualified Pension Plan, as a result of his retirement in 1994, is $38,181 per annum, after taking account of certain limitations imposed by federal pension law. These annual pension amounts are included within the target pension benefit under the Senior Management Retirement Plan (as described above) and are not in addition to that target pension.

OWNERSHIP OF BELL ATLANTIC COMMON STOCK

     On January 31, 1995, the Directors and executive officers of the Company beneficially owned, in the aggregate, 1,151,122 shares of Bell Atlantic common stock (or less than one percent of the shares outstanding), including 842,468 shares under options currently exercisable by executive officers. In addition, certain executive officers have deferred receipt of 78,148 shares under the Bell Atlantic Deferred Compensation Plan, and certain Outside Directors have deferred receipt of 67,927 shares under the Outside Directors' Deferral Plan. Shares deferred under those plans may not be voted or transferred. The following table sets forth information regarding ownership of Bell Atlantic common stock by the named executive officers and Directors as of January 31, 1995. Except as otherwise noted, each individual or his or her family member(s) have sole or shared voting and/or investment power with respect to such securities.

- --------------------------------------------------------------------------------

                                   SHARES               SHARES HELD UNDER
NAME                         BENEFICIALLY OWNED(1)      DEFERRAL PLANS(2)     TOTAL
- ------------------------------------------------------------------------------------
NAMED EXECUTIVE OFFICERS:
Raymond W. Smith                   351,145                  34,458           385,603
James G. Cullen                    114,291                   8,197           122,488
Lawrence T. Babbio, Jr.             80,474                   3,913            84,387
William O. Albertini                79,848                   3,296            83,144
Stuart C. Johnson                   40,306                   4,106            44,412
Robert M. Valentini                 81,902                   1,854            83,756

OUTSIDE DIRECTORS:
William W. Adams                       218                   5,771             5,989
Thomas E. Bolger                    80,133(3)                2,158            82,291
Frank C. Carlucci                    1,119                   5,904             7,023
William G. Copeland                  2,394                      --             2,394
James H. Gilliam, Jr.                  440                   5,307             5,747
Thomas H. Kean                       1,394                   1,129             2,523
John C. Marous, Jr.                  2,994                  12,920            15,914
John F. Maypole                      2,394                   8,194            10,588
Joseph Neubauer                        214                   4,672             4,886
Thomas H. O'Brien                      594                   7,618             8,212
Rozanne L. Ridgway                     563                   3,583             4,146
Shirley Young                          509                  10,671            11,180

- --------------------------------------------------------------------------------
                                                        (footnotes on next page)

- --------------------------------------------------------------------------------

1 Includes shares subject to exercisable options as follows: 255,080 for Mr.
  Smith, 106,114 for Mr. Cullen, 68,410 for Mr. Babbio, 56,050 for Mr. Albertini, 39,510 for Mr. Johnson, and 72,612 for Mr. Valentini.

2 These shares may not be voted or transferred.

3 Includes 14,806 shares held by Mr. Bolger's spouse as to which Mr. Bolger disclaims beneficial ownership.
- --------------------------------------------------------------------------------

SECTION 16 REPORTING

     Two executive officers, Joseph T. Ambrozy and John F. Gamba, each filed a Form 5 reporting on stock acquisitions under employee benefit plans one day late due to delays in delivery. James R. Young, an executive officer, filed late three Forms 4 reporting on 11 sale transactions, totalling 1,976 shares, effected through a brokerage account. These transactions were reported promptly after Mr. Young became aware of them.

STOCK PERFORMANCE

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG BELL ATLANTIC, OTHER RHCS, AND S&P 500

                                 [LINE GRAPH]


      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        BELL ATLANTIC    OTHER RHCS        S&P 500
1989                                       100             100             100
1990                                     101.0            96.1            96.9
1991                                      95.7           103.6           126.3
1992                                     107.4           115.7           135.9
1993                                     130.1           133.1           149.5
1994                                     114.9           130.5           151.5

                  * Assumes $100 invested on December 31, 1989

     The Company's peer group is comprised of Ameritech Corporation, BellSouth Corporation, NYNEX Corporation, SBC Communications Inc., and U S West, Inc., regional holding companies ("RHCs") which, like the Company, commenced operations on January 1, 1984, following a court-approved divestiture of certain assets of the Bell System. Pacific Telesis Group ("PacTel") was included in the peer group used to construct the Stock Performance Chart contained in the 1994 Proxy Statement, but has been excluded from the peer group in the 1995 Proxy Statement due to PacTel's spin-off of its cellular operations in 1994. The Company believes that the spin-off substantially changes the nature of PacTel's business and future prospects. The Human Resources Committee reached the same conclusion in modifying the peer group used by it for purposes of compensating executives under the Performance Share Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into Employment Agreements (collectively, the "1994 Agreements") with each of Messrs. Albertini, Babbio, Cullen and Johnson, and another executive officer who is not listed in the Summary Table on page 15. The 1994 Agreements prohibit each executive from disclosing proprietary information of the Company at any time, and furthermore prohibit each executive from engaging in certain competitive activities during the period of employment with the Company and for a period of two years following termination of employment. In the event of involuntary termination of employment without cause, the executive would be entitled to a separation benefit equal to three times the sum of the executive's base salary and an amount equal to the greater of (i) the most recent award under the Short Term Incentive Plan or (ii) that most recent award but without taking account of any individual performance modification to the award. The separation benefit would be payable subject to the executive's compliance with the terms of the 1994 Agreement. In the event of the executive's voluntary termination of employment under certain circumstances, the Company may elect to (i) provide for the same separation arrangement as described above for involuntary termination of employment or (ii) waive the prohibitions contained in the 1994 Agreement on the executive's ability to engage in certain competitive activities, in which case the executive would not be entitled to any separation benefit under the 1994 Agreement.
     The 1994 Agreements will expire on December 31, 1995. Upon the expiration of their 1994 Agreements, Mr. Cullen and Mr. Johnson would be subject to the terms of the Non-Compete and Proprietary Information Agreement entered into by them with the Company in 1993 (the "1993 Agreement"). The 1993 Agreement is substantially equivalent to the 1994 Agreement, except that the separation benefit under the 1993 Agreement is equal to two times the executive's base salary and most recent award under the Short Term Incentive Plan, and except that the 1993 Agreement has no expiration date.
     In June 1994, the Company entered into an agreement with Mr. Valentini which specified the terms and conditions that would apply in the event that Mr. Valentini retired or otherwise terminated his employment with the Company during the period from July 1, 1994 through June 1, 1995. Mr. Valentini retired from the Company on December 31, 1994. Pursuant to the agreement, Mr. Valentini is entitled to receive a cash payment in the amount disclosed in footnote 5 to the Summary Compensation Table on page 15. In addition, the Company waived a portion of the early retirement discount which would otherwise have been applicable to Mr. Valentini under the terms of the Senior Management Retirement Plan. The agreement imposes certain conditions and obligations on Mr. Valentini following his retirement.

SUBMISSION OF SHAREOWNER PROPOSALS AND DIRECTOR
NOMINATIONS FOR 1996 ANNUAL MEETING
                             ---------------------------------------------------

     Shareowners who wish to submit a proposal for inclusion in the Board of Directors' 1996 proxy statement are advised that such proposals must be received by the Secretary no later than November 8, 1995. SEC rules set forth standards as to what shareowner proposals are required to be included in a proxy statement. In addition, the Company's by-laws provide that any shareowner wishing to make a nomination for the office of director, or wishing to initiate a proposal or other business, at the 1996 Annual Meeting must give the Company at least 60 days advance notice, and that notice must meet certain other requirements set forth in the by-laws. Shareowners may request a copy of the by-laws from the Vice President - Corporate Secretary and Counsel, Bell Atlantic Corporation, 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103.

PROXY SOLICITATION
- --------------------------------------------------------------------------------

     The Company will pay the entire cost of solicitation of proxies. Georgeson & Co. Inc., New York, NY, has been retained by the Company to solicit proxies by personal interview, mail, telephone and telegraph, and will request brokers, banks and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of stock held of record by such persons. The Company will pay Georgeson & Co. Inc. a fee of $15,000, and will reimburse expenses incurred in connection with its services. Proxies also may be solicited by the Company's directors, officers and employees, and by The Bank of New York, the Company's transfer agent.

By Order of the Board of Directors

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

February 28, 1995

                           BELL ATLANTIC CORPORATION

                                     (LOGO)

                           PRINTED ON RECYCLED PAPER.

     This document is printed on recycled paper which contains at least 10%
                              post-consumer waste.

                     BELL ATLANTIC STOCK COMPENSATION PLAN
                             FOR OUTSIDE DIRECTORS

                       (Restated as of October 25, 1994)

         1. NAME OF PLAN. The plan shall be known as the Bell Atlantic Stock Compensation Plan for Outside Directors (and is referred to herein as the "Plan").

         2. OBJECTIVES OF THE PLAN. The objectives of the Plan are to encourage ownership of shares of the Common Stock (the "Stock") of Bell Atlantic Corporation (the "Corporation"), and to further align the interests of non-employee members of the boards of directors of Participating Companies with the interests of shareowners of the Corporation.

         3. EFFECTIVE DATE. The effective date of the Plan is July 1, 1991. The Plan was submitted to, and was approved by, shareowners at the annual meeting of the Corporation in April 1991.

         4. PARTICIPATING COMPANIES. The "Participating Companies" in the Plan shall be the Corporation and the domestic operating telephone company subsidiaries of the Corporation (the "OTCs").

         5. ELIGIBLE PARTICIPANTS. Each member of the board of directors of a Participating Company who is, as of the date of any award or grant hereunder, in active service as a director, but who is not then an employee of the Corporation or any subsidiary of the Corporation (each, an "Outside Director"), shall be eligible to receive an award or grant under the Plan.

         6.      STOCK OPTIONS

         (a) ANNUAL GRANT OF OPTIONS. Commencing in January 1995, and annually thereafter, each individual who, at the close of the regular January meeting of the Board of Directors of the Corporation (the "Board"), is then serving as an Outside Director of the Corporation shall receive a grant of 1,000 nonqualified stock options ("Options") to purchase shares of Stock at an exercise price per Option equal to the fair market value of the Stock on the date of grant. "Fair market value", for purposes of the previous sentence, shall have the same meaning as stated in the Bell Atlantic 1985 Incentive Stock Option Plan, as that plan may be amended from time to time (the "ISO Plan"). Options granted under this Plan shall be granted on the same date, and with the same exercise price, as the principal annual grant of options by the Human Resources Committee ("HRC") of the Board under the ISO Plan. Options shall be granted under this Plan automatically, and no action by the Board shall be required. The Board shall retain the authority in its sole discretion to revise, from time to time, the number of


- -------------------------------------------------------------------------------
Stock Compensation Plan for Outside Directors                       Page 1 of 5

Options to be automatically granted annually under this Plan, provided, however, that no such action shall be taken without first obtaining the advice of counsel.

         (b) INITIAL GRANT UPON ELECTION TO THE BOARD. Effective as of the first day on which Stock is publicly traded in the calendar month first following the month in which an individual's initial election to the Board, as an Outside Director, becomes effective, the Outside Director shall receive a grant of 1,000 Options, with an exercise price equal to the fair market value of the Stock on said first trading day of said month.

         (c) TERMS OF OPTIONS. Options shall be subject to the following terms and conditions:

                 (i) Options shall expire not later than the tenth anniversary of the date of grant;

                 (ii) Options shall be subject to a waiting period of one year, and shall first become exercisable on the first anniversary of the date of grant;

                 (iii) In the event of the retirement of an Outside Director from the Board upon having attained mandatory retirement age, or on account of disability, any outstanding Options which are not yet exercisable shall become exercisable on the day following the Outside Director's retirement, and all outstanding Options shall expire on the earlier of the fifth anniversary of the date of retirement or the tenth anniversary of the date of grant;

                 (iv) In the event of a resignation or a termination of the service of an Outside Director from the Board for any reason other than disability or retirement upon having attained mandatory retirement age, any outstanding Options shall expire at the close of business on the effective date of said resignation; provided, however, that the Board may, in its discretion, take action to cause the Options of such an Outside Director to become exercisable, and/or to remain exercisable, for a period of time subsequent to said resignation or termination, but in no event may the Options remain exercisable after the later of the fifth anniversary of the last date of service as an Outside Director or the tenth anniversary of the date of grant;

                 (v) In the event of the death of an Outside Director at a time when Options are outstanding, any such Options shall be exercisable until the earlier of the first anniversary of the date of death or the tenth anniversary of the date of grant; and

                 (vi) The exercise price for Options shall be payable solely in cash.

         (d) OPTION AGREEMENTS. With respect to each grant of Options, the Plan Administrator, with the advice and assistance of counsel, shall have the authority,


- -------------------------------------------------------------------------------
Stock Compensation Plan for Outside Directors                       Page 2 of 5
responsibility and discretion to prepare a form of agreement (the "Option Agreement") which shall state the terms and conditions stated in section 6(c) hereof, and such additional terms and conditions as the Plan Administrator determines are appropriate. In each case, the grant of Options to an Outside Director shall be conditioned on the Outside Director signing the corresponding Option Agreement within a period determined by the Plan Administrator. In the event that an Optionee does not deliver to the Plan Administrator a signed
Option Agreement within an applicable period, or signs an Option Agreement which has been modified in a manner unacceptable to the Plan Administrator, the Optionee shall forfeit the Options stated on said Option Agreement.

         7.      STOCK AWARDS.

         (a) ANNUAL AWARDS. On the first business day of July of each year, each Participating Company except the Corporation shall cause to be transferred to each of its Outside Directors who is on that day in active service as an elected Outside Director of the Participating Company, an award of Stock (and cash in lieu of any fractional share) for services to be rendered as an Outside Director for the twelve-month period on and after that date (or for any portion of said twelve-month period during which the Outside Director remains on the respective board).

         (b) VALUE OF AWARDS. For Outside Directors of Participating Companies other than the Corporation, the annual Stock award shall be a number of whole shares (and cash in lieu of any fractional share) the value of which shall equal $1,000. For purposes of computing the number of shares to be awarded, the value of a share of Stock at the time of an award shall be deemed to be equal to the average of the closing prices of the Stock for each of the last five trading days of the month of June immediately preceding the date of the award.

         (c) ELECTION TO TRANSFER SHARES TO DRSPP. Each Outside Director who is eligible for an award of Stock under this section 7 shall, prior to the date of the award for a given year, have the right to elect whether to receive the award in the form of a share certificate, which shall be solely in the name of the Outside Director, or to have the Corporation deposit the share award directly into an account, which shall be solely in the name of the Outside Director, under the Corporation's Dividend Reinvestment and Stock Purchase Plan ("DRSPP"). For an Outside Director who elects to deposit the award in a DRSPP account, the terms of DRSPP shall thereafter apply and the shares awarded under this Plan shall be treated no differently than any other shares held under DRSPP.

         (d) NO ACCRUED INTEREST IN SUBSEQUENT AWARDS. Until the applicable award date under the Plan, an eligible Outside Director shall have no accrued right to receive all or any portion of any subsequent award, except to the extent provided in any plan amendment adopted by the Plan Administrator pursuant to Section 12(c)(iii). An eligible Outside Director shall have no right to assign or alienate any interest in any award which has not yet been presented under this Plan.


- -------------------------------------------------------------------------------
Stock Compensation Plan for Outside Directors                       Page 3 of 5

         8. SOURCE OF STOCK. Shares of Stock awarded under the Plan, and Stock transferred to an Outside Director upon exercise of Options, may be treasury shares, or authorized but unissued shares, or outstanding shares of Stock acquired by the Corporation in the open market or elsewhere.

         9. TAXES. Any and all tax consequences for an Outside Director which are associated with an award of shares or an exercise of Options under this Plan shall be the sole responsibility of the participating Outside Director.

         10. AUTHORIZED NUMBER OF SHARES. The aggregate number of shares of Stock which may be awarded under this Plan, or transferred upon exercise of Options, shall be 100,000. Said limit shall be adjusted, in the manner determined appropriate by the Plan Administrator with the advice of counsel, in the event of any stock split, stock dividend, recapitalization, or other change affecting the Stock.

         11. NO EFFECT ON RETIREMENT PLAN OR DEFERRED FEE PLAN. The awards of Stock, and transfers of Stock upon exercise of Options, under this Plan shall not be treated as a portion of the Outside Directors' retainer, or as benefit bearing compensation of any kind, for purposes of determining the amount of any benefit under the Bell Atlantic Retirement Plan for Outside Directors. Neither the Options nor the Stock received under this Plan shall be eligible for deferral under the Bell Atlantic Deferred Fee Plan for Outside Directors.

         12.     ADMINISTRATION; AMENDMENT AND TERMINATION.

         (a) AUTHORITY OF THE BOARD. The Board of the Corporation shall have the authority to amend and to terminate the Plan at any time in its discretion; provided, however, that any amendment adopted by the Board may be submitted for approval by the shareowners of the Corporation if, in the opinion of counsel, such approval is required to exempt the awards of Stock, and the grant or exercise of Options, under this Plan from the short-swing trading provisions of Section 16 of the Securities Exchange Act of 1934, or to preserve the status of Outside Directors as "disinterested administrators" (within the meaning of regulations issued pursuant to said Section 16) for purposes of the Corporation's compensation plans for officers and key employees. The Nominating Committee of the Board may recommend amendments to the Plan for the approval of the full Board.

         (b) AUTHORITY OF BOARD OF DIRECTORS OF OPERATING TELEPHONE COMPANIES. The board of directors of an OTC shall have the authority to adopt the Plan on behalf of the OTC, and to withdraw from participation in the Plan at any time in its sole discretion.

         (c) AUTHORITY OF PLAN ADMINISTRATOR. The Vice President - Human Resources of the Corporation, or any person to whom that officer delegates administrative responsibility for the Plan, shall be the "Plan Administrator" (as that term


- -------------------------------------------------------------------------------
Stock Compensation Plan for Outside Directors                       Page 4 of 5
is used herein), with the authority (i) to administer and interpret the Plan,
(ii) to prepare and distribute Option Agreements and administer the exercise of Options, (iii) to adopt minor and administrative modifications of the Plan and amendments which the Plan Administrator believes, with the advice of counsel, to be necessary or appropriate to comply with changes in applicable law or to ensure that transactions under the Plan remain exempt from Section 16(b) of the Securities Exchange Act of 1934 to the maximum extent practicable, (iv) to adopt Plan provisions for the awarding of prorated amounts of Stock in appropriate circumstances, and (v) with advice of counsel, to submit the Plan, or amendments to the Plan, to the shareowners of the Corporation for approval.

         (d) AUTHORITY OF CORPORATE SECRETARIES OF OTCS. The corporate secretary of each OTC shall have the status of deputy administrator of the Plan, with authority to assist the Plan Administrator with communications and correspondence with Outside Directors of the respective OTC.


- -------------------------------------------------------------------------------
Stock Compensation Plan for Outside Directors                       Page 5 of 5

PROXY/VOTING INSTRUCTION CARD                              [BELL ATLANTIC LOGO]
- -------------------------------------------------------------------------------

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREOWNERS

The Penn State Scanticon Conference Center Hotel, Friday, April 28, 1995, 10 a.m. Local Time, 215 Innovation Boulevard, Penn State Research Park, State College, Pennsylvania

The undersigned hereby appoints W.O. Albertini, J.G. Cullen and R.W. Smith, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES FOR DIRECTOR (W.W. ADAMS, W.O. ALBERTINI, L.T. BABBIO, JR., T.E. BOLGER, F.C. CARLUCCI, W.G. COPELAND, J.G. CULLEN, J.H. GILLIAM, JR., T.H. KEAN, J.C. MAROUS, JR., J.F. MAYPOLE, J. NEUBAUER, T.H. O'BRIEN, R.L. RIDGWAY, R.W. SMITH AND S. YOUNG),
IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER
THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes your voting instructions for shares held of record by Bell Atlantic Corporation for your account in the Dividend Reinvestment and Stock Purchase Plan (DRSPP) and, if shares are held in the same name, shares held in the 1976 Bell Atlantic Employee Stock Ownership Plan, Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees).

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED, NOR YOUR INSTRUCTIONS FOLLOWED, EXCEPT THAT SHARES IN THE SAVINGS PLANS WILL BE VOTED AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

Please sign on the reverse side and return this       BELL ATLANTIC CORPORATION
proxy in the enclosed envelope, making sure that      P.O. BOX 1019
the address at right shows through the window.        NEWARK, N.J. 07101-9757


NOTATIONS:
           -------------------------------------------------------------------

                          DIRECTORS RECOMMEND A VOTE "FOR":


A.  ELECTION OF ALL DIRECTORS                     B.  RATIFICATION OF INDEPENDENT ACCOUNTANTS
    FOR       WITHHOLD   EXCEPTION*                      FOR     AGAINST     ABSTAIN
    /X/         /X/         /X/                          /X/      /X/          /X/


*EXCEPTION(S)                                     C.  AMENDMENTS TO OUTSIDE DIRECTORS
             ---------------------                    STOCK COMPENSATION PLAN

To vote your shares for all Director                     FOR     AGAINST     ABSTAIN
nominees, mark the "FOR" box in item A.                  /X/      /X/          /X/
To withhold voting for all nominees, mark
the "Withhold" box.  If you do not wish your
shares voted "For" a particular nominee,
mark the "Exception" box and enter the name(s)
of the exception(s) in the space provided.


                   CHECK HERE TO:

1.  INDICATE NOTATION         2.  ELIMINATE DUPLICATE
    ON REVERSE SIDE               ANNUAL REPORTS

          /X/                            /X/




      DIRECTORS RECOMMEND A VOTE "AGAINST"
      THE SHAREHOLDER PROPOSALS REGARDING:

D.  ADDITIONAL COMPENSATION INFORMATION

    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/


E.  NUMBER OF DIRECTOR NOMINEES

    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/


F.  DIRECTORS' OTHER BOARD AFFILIATIONS

    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/


G.  OUTSIDE DIRECTORS' PENSIONS

    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/


Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE                               , 1995
    -------------------------------

SIGNATURE
         --------------------------------

SIGNATURE
         --------------------------------

VOTES MUST BE INDICATED (X) IN BLACK
OR BLUE INK AS IN THIS EXAMPLE.           /X/